Exhibit 10.7

BEAZER HOMES USA, INC.
DIRECTOR STOCK PURCHASE PROGRAM

Article 1 - Introduction

The Director Stock Purchase Program is hereby adopted pursuant to the 1999 Stock Incentive Plan and is governed by the terms thereof. The purpose of the Program is to provide a mechanism in accordance with the terms of the 1999 Stock Incentive Plan for outside directors of Beazer Homes USA, Inc. (the “Company”) and its subsidiaries to acquire Company stock. This is accomplished by the outside directors deferring for a minimum of three years a portion of their annual retainer fees up to 50% and receiving an award of Restricted Stock Units at a discount, thus aligning Directors’ and shareholders’ interest in the Company as well as providing the outside directors with incentives of a discount on the stock and a tax deferral.

Article 2 - Definitions

2.1.	Award - shall mean Restricted Stock Units granted under the Program.
2.2	Award Agreement - shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Program.
2.3	Award Date - shall mean the last business day of a fiscal year.
2.4	Beneficiary - shall mean a beneficiary or beneficiaries designated by Participant under Article 7.
2.5	Board - shall mean the Board of Directors of the Company.
2.6	Cost - shall mean the amount actually paid for a Restricted Stock Unit.
2.7	Deferral Period - shall mean a period of time (expressed in whole months) of not less than thirty-six months beginning on an Award Date specified with respect to Restricted Stock Units awarded on that Award Date. A Participant may elect on his Election Form to extend the Deferral Period with respect to Restricted Stock Units awarded to the first day of any month which is more than thirty six months after the Award Date, but less than 120 months after the Award Date.
2.8	Director - shall mean a member of the Board who is not also an employee of the Company.
2.9	Disability - shall mean the permanent inability to perform the duties of a director because of illness or injury, as determined by the Committee based on medical evidence.
2.10	Discounted Cost - shall mean 80% of the Fair Market Value of a share of Common Stock on the Award Date.
2.11	Election Form - shall mean the form on which the Participant elects to defer a portion of his Retainer and receive an Award.
2.12	Fair Market Value - shall mean the fair market value of any property (including but not limited to shares of Common Stock or other security) determined by a valuation method as established by the Committee from time to time. However, for purposes of the Program, the Fair Market Value of shares of Common Stock on any day on which shares of Common Stock are traded on the New York Stock Exchange (“NYSE”) or any other nationally recognized stock exchange or automated quotation system shall be the closing price of such shares of Common Stock as reported by the NYSE or such other exchange or quotation system.
2.13	Fiscal Year - shall mean the fiscal year of the Company.
2.14	Participant - shall mean a Director participating in this Program.
2.15	Plan - shall mean the Beazer Homes USA, Inc. 1999 Stock Incentive Plan.
2.16	Program - shall mean the Beazer Homes USA, Inc. Director Stock Purchase Program.
2.17	Restricted Stock Unit or RSU - shall mean a bookkeeping entry representing the right to receive a share of Common Stock (or a cash payment equal to the Fair Market Value of a share of Common Stock) at some future date. A holder of RSUs shall not be entitled to voting rights on any Shares to which the RSUs relate. The fair market value of an RSU on any date shall be deemed to be the Fair Market Value of a share of Common Stock on that date.
2.18	Retainer - shall mean the fee paid to a Director for a Fiscal Year for his services rendered to the Company; provided that for purposes of this Program only the Retainer paid to Mr. Brian Beazer in his capacity as Director shall be deemed to be equal to the amount paid to each other Director, notwithstanding the fact that he receives a larger amount.
2.19	Subsidiary - shall mean a company at least 50% of whose issued and outstanding stock is owned directly or indirectly by the Company.

All capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Plan.

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Article 3 - Administration

3.1	Power and Authority of the Committee. The Program shall be administered by the Committee. Subject to the express provisions of this Program, the Plan and applicable law, the Committee shall have complete discretion and authority with respect to the Program and its interpretation and application. Determination by the Committee shall be final and binding on all parties with respect to all matters relating to the Program.
3.2	Delegation. The Committee may delegate its powers and duties under the Program to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion and subject to the requirements of the Plan.

Article 4 - Eligibility

Directors of the Company and its Subsidiaries as designated by the Committee shall be eligible to participate in the Program.

Article 5 - Purchases

5.1	General. Each Participant shall be entitled to elect to receive up to 50% of his Retainer as an award of RSUs. The number of RSUs to be awarded to Participants shall be determined using a 20% discount from the Fair Market Value of the Common Stock on the Award Date.
5.2	Purchases. For each Fiscal Year, each Participant may elect to receive up to 50% (in whole percentages) of his Retainer for that Fiscal Year as an award of RSUs by completing an Election Form. The Election Form shall provide that the Participant elects to receive RSUs in lieu of a specified portion of his Retainer. Each Election Form shall specify a Deferral Period with respect to the RSUs to which it pertains. Election Forms must be received by the Company no later than the last business day of the Fiscal Year immediately preceeding the Fiscal Year for which such Retainer amount is earned and paid.
5.3	Award of RSUs. The Company shall award RSUs to each Participant on the Award Date. Each Participant shall be credited with a whole number of RSUs determined by dividing (a) the amount of the Participant’s Retainer to be received as an award of RSUs under paragraph 5.2 by (b) the Discounted Cost of a share of Common Stock on the Award Date. No fractional RSU will be credited and the amount equivalent in value to the fractional RSU will be paid out to the Participant currently in cash. An Award Agreement will be forwarded as soon as practicable after the Award Date.

Article 6 - Vesting and Payment of RSUs

6.1	Vesting. A Participant shall be fully vested in each RSU 36 months after the Award Date pertaining to that RSU provided that the Participant has remained a Director for that entire 36 month period. In the event that a Participant dies, becomes Disabled or retires in accordance with the retirement policies of the Board of Directors before the end of the 36 month period after the Award Date of any RSU, but while still a Director, the Participant or the Participant’s Beneficiary shall become fully vested in all his RSUs at that time. In the event that Participant ceases to be a Director following a Change in Control (as defined in the Participant’s Award Agreement) before the end of the 36 month period after the Award Date of any RSU, the Participant shall become fully vested in all RSUs.
6.2	Payment after Vesting. With respect to each vested RSU, the Company shall issue to the Participant one share of Common Stock as soon as practicable after the end of the Deferral Period specified in the Participant’s Award Agreement pertaining to such RSU, or, if earlier, the date the Participant ceases to be a member of the Board.
6.3	Payment Prior to Vesting. If a Participant ceases to be a member of the Board for any reason, he/she will receive a cash payment equal to the number of those RSUs awarded on the Award Date multiplied by the respective Cost of those RSUs.

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Article 7 - Designation of Beneficiary

A Participant may designate one or more Beneficiaries to receive payments or shares of Common Stock in the event of his death. A designation of Beneficiary shall apply to a specified percentage of a Participant’s entire interest in the Program. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of Beneficiary, or if no Beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Beneficiary.

Article 8 - Amendment or Termination of Program

Subject to the requirements of the Plan, the Company reserves the right to amend or terminate the Program at any time, by action of the Board or a Committee delegated by the Board, provided that no such action shall adversely affect a Participant’s rights under the Program with respect to RSUs awarded and vested before the date of such action.

Article 9 - Miscellaneous Provisions

9.1	No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares of Common Stock under the Program to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Common Stock shall be issued until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Common Stock as it deems appropriate.
9.2	Notices; Delivery of Stock Certificates. Any notice required or permitted to be given by the Company or the Committee pursuant to the Program shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant at the last address shown for the participant on the records of the Company. Delivery of stock certificates to persons entitled to receive them under the Program shall be deemed effected for all purposes when the Company or a share transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to such person at his/her last known address on file with the Company.
9.3	Nontransferability of Rights. During a Participant’s lifetime, any payment or issuance of shares under the Program shall be made to him. No RSU or other interest under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any Beneficiary under the Program to do so shall be void. No interest under the Program shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or Beneficiary entitled thereto.
9.4	Obligations Unfunded and Unsecured. The Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Common Stock) for payment of any amounts or issuance of any shares of Company Stock hereunder. No Participant or other person shall have any interest in any particular assets of the Company (including Common Stock) by reason of the right to receive payment under the Program, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Program.
9.5	Effective Date of Program. The Program shall become effective as of the date of its approval by the Board.
9.6	Incorporation of Plan. This Program description is qualified in its entirety by the Plan. Should there be any discrepancy between this description and the Plan, the terms of the Plan shall govern, excluding definitions that are specifically provided herein.

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